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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                 MARCH 31, 2000
                                   (UNAUDITED)


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
                                                                                                    THREE MONTHS ENDED
                                                                                            ---------------------------------
                                                                                            MARCH 31, 2000   MARCH 31, 1999
                                                                                            ---------------------------------
Net Income..............................................................................         $1,911,686      $61,046,696

Common Equivalent Shares:

Weighted Average Common Shares Outstanding..............................................        162,316,115      167,444,492
Weighted Average Common Equivalent Shares ..............................................          1,064,902        1,599,033
                                                                                            ---------------------------------
Weighted Average Common and Common Equivalent Shares....................................        163,381,017      169,043,525
                                                                                            =================================

Net Income per Common Equivalent Share - Basic..........................................              $0.01            $0.36
Net Income per Common Equivalent Share - Diluted........................................              $0.01            $0.36
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